Exhibit 10.1

29 October 2026

AMENDMENT NO. 1

TO AMENDED BINDING EARN-IN AND OPTION AGREEMENT – NEORE RARE EARTH PROJECT IN SOUTHERN CHILE

This Amendment No. 1 (this “Amendment”) is entered into as of the date of the last signature below (the “Amendment Effective Date”) by and between Chilean Cobalt Corp., a US-based and US-listed company (“Chilean Cobalt”), and NeoRe SpA, a Chilean company (“NeoRe”). Chilean Cobalt and NeoRe are referred to collectively as the “Parties.”

RECITALS

A.	The Parties entered into a Letter of Intent dated 7 November 2025 (the “LOI”) and an Amended Binding Earn-In and Option Agreement dated 4 May 2026 (the “Agreement”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.

B.	Tranche 1 and Tranche 2 have been completed, as publicly announced by Chilean Cobalt with NeoRe’s consent on 14 July 2026 for Tranche 1 and 9 September 2026 for Tranche 2.

C.	The Parties wish to extend the option period, confirm how the Project is operated and funded, set the NSR terms, and agree to prepare a restated agreement.

The Parties therefore agree as follows:

1.OPTION PERIOD AND CLOSING OF TRANCHE 3

1.1	The Parties confirm that the Work Program Extension was agreed and took effect on 7 August 2026, and that the Agreement has remained in full force and effect since that date.

1.2	The exclusive due diligence and option period under the section of the Agreement titled “Option Period and Extension” is further extended to and including 31 March 2027 (the “Option Expiry Date”). Chilean Cobalt may deliver written notice electing to proceed toward the conclusion of Tranche 3 and draft the Definitive Agreement (an “Election Notice”) at any time on or before the Option Expiry Date. The Parties may agree in writing to extend it further.

1.3	If Chilean Cobalt does not deliver an Election Notice on or before the Option Expiry Date, its option to acquire the Project lapses. Its rights in respect of the NSR under Section 2 and to repayment of Project Advances under Section 4 survive.

1.4	Definitive Agreement. Within one hundred twenty (120) days after delivery of an Election Notice, the Parties shall negotiate in good faith and sign the Definitive Agreement on the commercial terms set out in the Agreement. Chilean Cobalt may extend this period by up to sixty (60) days by written notice to NeoRe, and the Parties may agree in writing to extend it further. Closing occurs as provided in the Definitive Agreement.

1.5	If no Definitive Agreement is signed. The Parties expect to agree and sign the Definitive Agreement within the period under Section 1.4 and shall work together cooperatively to do so. If the Definitive Agreement has not been signed within that period, Chilean Cobalt may, by written notice to NeoRe, either:

(a) withdraw its Election Notice and terminate the Agreement, in which case Chilean Cobalt keeps its rights in respect of the NSR under Section 2, and all Project Advances become repayable under Section 4.2(b); or

(b) pursue any right or remedy available to it under the Agreement, this Amendment or applicable law, including dispute resolution under the Agreement and specific performance, to complete the acquisition of the Project on the commercial terms set out in the Agreement.

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2.COMPLETION OF TRANCHES 1 AND 2; NSR TERMS

2.1	The Parties confirm that Tranche 1 and Tranche 2 have been completed and that Chilean Cobalt has earned an irrevocable option to receive a total 2% net smelter return royalty (the “NSR”) on all future production from the Project (1% for Tranche 1 and a further 1% for Tranche 2).

2.2	The NSR shall be on standard commercial terms customary for net smelter return royalties on mining projects in Chile, including that:

(a)	it is calculated on the gross proceeds from the sale or other disposition of all minerals and mineral products produced from the Project, less only customary deductions for smelting, refining, transportation, insurance and related penalties and charges;

(b)	it is paid quarterly, with a statement of calculation, and Chilean Cobalt has customary audit and information rights;

(c)	it applies to all Project Properties, including any additional or replacement property interests that become part of the Project; and

(d)	it runs with the Project Properties and binds NeoRe’s successors and assigns and any future holder of any interest in the Project.

2.3	If Chilean Cobalt’s option to acquire the Project lapses, or the Agreement ends for any reason other than closing of Tranche 3, Chilean Cobalt may require NeoRe to grant the NSR. NeoRe shall, within thirty (30) days after Chilean Cobalt’s request, execute a royalty agreement on the terms in Section 2.2 by public deed and do everything reasonably necessary to register the NSR against the Project Properties in the applicable mining registry. On closing of Tranche 3, the NSR is extinguished and shall not be registered.

3.OPERATORSHIP AND CONTROL OF THE PROJECT

3.1	NeoRe is, and since the date of the LOI has been, the sole operator of the Project. NeoRe has sole authority over, and sole responsibility for, the Project and all activities on it, including:

(a)	designing, approving, amending and executing all work programs and budgets;

(b)	selecting, engaging, directing and paying all contractors, consultants and personnel;

(c)	all exploration, drilling, sampling, metallurgical and engineering work;

(d)	all environmental, social, community and Indigenous engagement and all permitting; and

(e)	maintaining the mining concessions and other Project Properties.

3.2	NeoRe confirms that, since the date of the LOI, it has designed the exploration and drilling programs for the Project, engaged all contractors, and made all operational decisions regarding the Project, and that Chilean Cobalt has not directed any of those activities.

3.3	References in the LOI or the Agreement to Chilean Cobalt designing, executing or approving the Work Program, and references to work programs being jointly or mutually approved, are amended to mean only that: (a) Chilean Cobalt provided funding for work programs designed and executed by NeoRe; and (b) Chilean Cobalt determined, solely to confirm whether it had earned the NSR, whether the applicable earn-in expenditures or milestones had been satisfied. None of those references gives Chilean Cobalt any right to direct, approve, veto or modify any Project activity, work program, budget or contract.

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3.4	Site visits, technical committee meetings, progress reports, data sharing, and independent technical review by Chilean Cobalt’s experts are for information and verification only. Any technical or steering committee is advisory. Chilean Cobalt has no vote, veto or approval right in any such committee, and NeoRe is not required to follow any recommendation made in it.

3.5	This Section 3 does not reduce NeoRe’s reporting, access and ESG obligations under the Agreement, or Chilean Cobalt’s rights under Section 5.

3.6	NeoRe is responsible for conducting all Project activities in compliance with applicable law and good international industry practice, and for its contractors, consultants and personnel. Nothing in the Agreement or this Amendment creates a partnership, joint venture or agency relationship between the Parties, and Chilean Cobalt is not the operator of the Project or the employer or principal of any person engaged by NeoRe.

4.TREATMENT OF CHILEAN COBALT FUNDING

4.1	Earn-In Expenditures. All amounts funded by Chilean Cobalt toward the Project from the date of the LOI through 28 October 2026, totaling approximately USD $[2,044,000] (the “Earn-In Cap”), are earn-in expenditures (“Earn-In Expenditures”). Earn-In Expenditures consist of approximately USD $[851,000] for Tranche 1, USD $[550,000] for Tranche 2, and USD $[643,000] funded after completion of Tranche 2. Earn-In Expenditures are consideration for the rights granted to Chilean Cobalt under the Agreement, are not repayable, and create no other right or obligation.

4.2	Project Advances. Any amount funded by Chilean Cobalt toward the Project in excess of the Earn-In Cap is an advance to NeoRe (a “Project Advance”). Project Advances do not bear interest and:

(a)	on closing of Tranche 3, are deemed satisfied in full, without any adjustment to the Tranche 3 consideration; and

(b)	if the Agreement terminates, or the option lapses, without closing of Tranche 3, are repayable by NeoRe within nine (9) months after termination or lapse.

4.3	Funding at Chilean Cobalt’s discretion. Chilean Cobalt has no further obligation to fund the Project. Any decision to fund is a financing decision only and gives Chilean Cobalt no say over how NeoRe uses the funds or runs the Project. NeoRe may fund the Project itself at any time. At Chilean Cobalt’s request, NeoRe will provide quarterly financial information on the use of Chilean Cobalt’s funds, and any other financial information Chilean Cobalt reasonably needs for its public reporting.

5.PROJECT PROTECTION AND EXCLUSIVITY

5.1	No disposal of the Project. Until Tranche 3 closes or the Agreement ends, NeoRe shall not, without Chilean Cobalt’s prior written consent:

(a)	sell, transfer or option any interest in the Project;

(b)	mortgage, pledge or otherwise encumber the Project;

(c)	grant any royalty, stream or other right to Project production; or

(d)	abandon or surrender all or substantially all of the Project Properties.

Nothing in this Section 5.1 or the Agreement restricts NeoRe from converting, relinquishing or allowing to lapse individual Project Properties in the ordinary course of its exploration program.

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5.2	Exclusivity. Until the Option Expiry Date or, if Chilean Cobalt has delivered an Election Notice, until Tranche 3 closes or the agreement ends, NeoRe shall not, without Chilean Cobalt’s prior written consent, solicit, negotiate or agree with any third party on any transaction described in Section 5.1.

6.AMENDED AND RESTATED AGREEMENT

The Parties will negotiate in good faith, aiming to sign by [31 December 2026], a restated agreement that combines the LOI, the Agreement and this Amendment into one document, including the closing mechanics for Tranche 3 and any Chilean registrations needed to record Chilean Cobalt’s option and protect the Project Properties. Until then, the Agreement as amended by this Amendment governs.

7.LOCK-UP OF CONSIDERATION SHARES

The Consideration Shares and any Bonus Shares are subject to the lock-up set out in the LOI: 3,000,000 of the Consideration Shares (50%) become eligible for sale after the first anniversary of closing of Tranche 3, and the remaining Consideration Shares and any Bonus Shares become eligible for sale after the second anniversary of closing, in each case subject to applicable securities laws and the customary requirements of Chilean Cobalt’s transfer agent and legal counsel.

8.GENERAL

8.1	Except as amended by this Amendment, the Agreement remains in full force and effect. If this Amendment conflicts with the Agreement or the LOI, this Amendment governs.

8.2	The sections of the Agreement titled “Confidentiality & Announcements,” “Governing Law & Dispute Resolution” and “Assignment” apply to this Amendment. Either Party may disclose this Amendment to its auditors and professional advisors.

8.3	This Amendment may be executed in counterparts and by electronic signature, each of which is an original and all of which together are one instrument.

8.4	Designation and Transfer to Affiliates. Chilean Cobalt may, at any time and without NeoRe’s consent, by written notice to NeoRe:

(a) designate any of its affiliates, including any Chilean subsidiary, to receive the NSR and be named as royalty holder in the royalty agreement under Section 2.3, or to acquire the Project on closing of Tranche 3; and

(b) assign or transfer to any such affiliate all or part of its rights under the Agreement and this Amendment, including the NSR, the option to acquire the Project, and its rights to repayment of Project Advances.

NeoRe shall take all actions reasonably necessary to give effect to any such designation or transfer. If Chilean Cobalt designates an affiliate to acquire the Project, Chilean Cobalt may elect to treat the Consideration Shares and any Bonus Shares as issued on behalf of, and as consideration paid by, that affiliate, and NeoRe shall treat them the same way. Chilean Cobalt shall cause those shares to be issued as required by the Agreement.

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Signed by the Parties on the dates below.

For Chilean Cobalt Corp.: ___________________________ Name: Duncan T. Blount Title: Chairman & CEO Date: ______________________

For NeoRe SpA:

___________________________

Name: Fernando Domingo Saenz Poch

Title: Board Member

Date: ______________________

___________________________

Name: Arturo Albornoz Wegertseder

Title: CEO

Date: ______________________

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